Exhibit 21.1

Subsidiaries of the Registrant1

Name of Company	Jurisdiction of Organization
Akers Acquisition Sub, Inc.	New Jersey

Bout Time Marketing Corporation	New Jersey

 1 This information is as of December 31, 2019.